Exhibit 99.1

Stanley Black & Decker Announces Leadership Transition in Tools Business

Jaime Ramirez Stepping Down as Executive Vice President and President, Tools & Storage

Robert Raff, 20-Year Company Veteran to Lead Tools as Acting Executive Vice President and President, Tools

New Britain, Connecticut, July 12, 2022 … Stanley Black & Decker (NYSE: SWK) today announced that Jaime Ramirez, Executive Vice President and President, Tools & Storage, will be stepping down from his role to pursue opportunities outside of the Company, effective July 22, 2022. Robert Raff, a 20-year Stanley Black & Decker veteran and currently Head of Stanley Outdoor Integration, will be appointed Acting Executive Vice President and President, Tools. Mr. Raff will work closely with Donald Allan, President and CEO of Stanley Black & Decker, to help drive execution of the Company’s strategy focused on the growth of its core businesses.

Mr. Allan said, “Stanley Black & Decker maintains a strong bench of leaders and we are fortunate that Robert will step in to lead Tools as we continue to drive our business forward. Robert is a long-time veteran executive of the Company who has served in various roles, including leading our Security business transformation and 14 years as a leader in Tools. He knows the business, the team and our customers well, and we are confident in his ability to drive progress in executing our strategy of focusing on our core businesses, including enhanced investments in Tools, to continue to grow our leading franchises.”

Mr. Allan added, “Jaime has had a distinguished career with Stanley Black & Decker for more than 30 years. We wish Jaime the best and are grateful for his many contributions throughout his tenure.”

Robert Raff currently serves as Head of Stanley Outdoor Integration, a role he has held since August 2021. Over the past 20 years, Mr. Raff has served in various leadership roles across Stanley Black & Decker including President, Stanley Security; President, Convergent Security Solutions; President, North America Commercial Global Tools & Storage; President, Hardware and other roles.

The Company has retained Heidrick & Struggles to conduct an internal and external search for a permanent successor to Mr. Ramirez.

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is the world’s largest tool company operating nearly 50 manufacturing facilities across America and more than 100 worldwide. Guided by its purpose – for those who make the world – the company’s more than 60,000 diverse and high-performing employees produce innovative, award-winning power tools, hand tools, storage, digital tool solutions, lifestyle products, outdoor products, engineered fasteners and other industrial equipment to support the world’s makers, creators, tradespeople and builders. The company’s iconic brands include DEWALT®, BLACK+DECKER®, CRAFTSMAN®, STANLEY®, CUB CADET®, HUSTLER® and TROY-BILT®. Recognized for its leadership in environmental, social and governance (ESG), Stanley Black & Decker strives to be a force for good in support of its communities, employees, customers and other stakeholders. To learn more visit: www.stanleyblackanddecker.com.

Investor Contacts:

Dennis Lange

Vice President, Investor Relations

dennis.lange@sbdinc.com

(860) 827-3833

Cort Kaufman

Senior Director, Investor Relations

cort.kaufman@sbdinc.com

(860) 515-2741

Christina Francis

Director, Investor Relations

christina.francis@sbdinc.com

(860) 438-3470

Media Contact:

Debora Raymond

Vice President, Public Relations

debora.raymond@sbdinc.com

(203) 640-8054

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